As filed with the Securities and Exchange Commission on December 4, 2020

1933 Act File No. 333-225559
1940 Act File No. 811-23351

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[ X ]
Pre-Effective Amendment No.	[ ]

Post-Effective Amendment No. 16	[ X ]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[ X ]
Amendment No. 18	[ X ]
(Check appropriate box or boxes.)

AMERICAN BEACON APOLLO TOTAL RETURN FUND
(Registrant Exact Name as Specified in Charter)
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039
(Address of Principal Executive Offices) (Number, Street, City, State, Zip Code)
Registrant's Telephone Number, including Area Code: (817) 391-6100

Gene L. Needles, Jr., President 220 East Las Colinas Boulevard Suite 1200 Irving, Texas 75039 (Name and Address (Number, Street, City, State, Zip Code) of Agent for Service)	With copies to: Kathy K. Ingber, Esq. K&L Gates LLP 1601 K Street, NW Washington, D.C. 20006-1600

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

[  ]  Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

[ X ]  Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

[  ]  Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

[  ]  Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

[  ]  Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

[  ]  when declared effective pursuant to Section 8(c) of the Securities Act.

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)
[ ]	immediately upon filing pursuant to paragraph (b)
[ X ]	on January 3, 2021 pursuant to paragraph (b)
[ ]	60 days after filing pursuant to paragraph (a)(1)
[ ]	on (date) pursuant to paragraph (a)(1)

If appropriate, check the following box:

[ X ]  This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

[  ]  This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

[  ]  This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

 [  ]  This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

Check each box that appropriately characterizes the Registrant:

[ X ]  Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

[  ]  Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

[ X ]  Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[   ]  A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[   ]  Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[   ]  Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

[   ]  If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

[   ]  New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

Explanatory Note

This Post-Effective Amendment No. 16 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until January 3, 2021, the effectiveness of the registration statement for the American Beacon Apollo Total Return Fund, filed in Post-Effective Amendment No. 4 (“PEA No. 4”) on January 2, 2020, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 4 by means of this filing, Parts A, B and C of PEA No. 4 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for the American Beacon Apollo Total Return Fund is incorporated herein by reference to Part A of PEA No. 4.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for the American Beacon Apollo Total Return Fund is incorporated herein by reference to Part B of PEA No. 4.

PART C – OTHER INFORMATION

The Part C for the American Beacon Apollo Total Return Fund is incorporated herein by reference to Part C of PEA No. 4.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended, the Registrant represents that this Amendment meets all the requirements for effectiveness pursuant to Rule 486(b) under the 1933 Act and has duly caused this Post-Effective Amendment No. 16 to its Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving and the State of Texas, on December 4, 2020.

AMERICAN BEACON APOLLO TOTAL RETURN FUND

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

Pursuant to the requirements of the 1933 Act, this Post-Effective Amendment No. 16 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gene L. Needles, Jr.	President (Principal Executive Officer)	December 4, 2020
Gene L. Needles, Jr.

/s/ Melinda G. Heika	Treasurer (Principal Financial Officer	December 4, 2020
Melinda G. Heika	and Principal Accounting Officer)

Gilbert G. Alvarado*	Trustee	December 4, 2020
Gilbert G. Alvarado

Joseph B. Armes*	Trustee	December 4, 2020
Joseph B. Armes

Gerard J. Arpey*	Trustee	December 4, 2020
Gerard J. Arpey

Brenda A. Cline*	Chair and Trustee	December 4, 2020
Brenda A. Cline

Eugene J. Duffy*	Trustee	December 4, 2020
Eugene J. Duffy

Claudia A. Holz*	Trustee	December 4, 2020
Claudia A. Holz
Douglas A. Lindgren*	Trustee	December 4, 2020
Douglas A. Lindgren

Barbara J. McKenna*	Trustee	December 4, 2020
Barbara J. McKenna

R. Gerald Turner*	Trustee	December 4, 2020
R. Gerald Turner

*By	/s/ Rosemary K. Behan[1]
Rosemary K. Behan
Attorney-In-Fact

[1]Signed pursuant to previously filed power of attorney.